Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
Contact: Patrick G. O’Brien
Telephone: (724) 684-6800

FEDFIRST FINANCIAL CORPORATION

ANNOUNCES 10% STOCK REPURCHASE PROGRAM

AND ANNUAL MEETING DATE

January 23, 2013, Monessen, PA.  FedFirst Financial Corporation (NASDAQ Capital: FFCO) today announced that the Company’s board of directors has approved the repurchase of up to 254,000 shares of the Company’s outstanding common stock, which is approximately 10% of outstanding shares.  Purchases will be conducted solely through a Rule 10b5-1 repurchase plan with Stifel, Nicolaus & Company, Incorporated.  Purchases will be based upon the parameters of the Rule 10b5-1 repurchase plan.

The Rule 10b5-1 repurchase plan allows the Company to repurchase its shares during periods when it would normally not be active in the market due to its internal trading blackout period.

The Company also announced today that the Company’s annual meeting of stockholders will be held on Thursday, May 23, 2013 at 10:00 a.m.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.